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                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of November 1, 1999, by and between ATHENAHEALTH.COM (the "Company") and Jonathan Bush ("Employee").

     The parties hereby agree as follows:

     1. Employment; Term.

          (a) The Company employs Employee, and Employee accepts employment with the Company, upon the terms and conditions contained in this Agreement.

          (b) Term of Employment. The Company and Employee acknowledge that Employee's employment is at-will, and is for no definite period of time.

     2. Duties.

     During the Employment Period, Employee shall serve as Chief Executive Officer. Employee shall perform faithfully for the Company the duties of Employee's position and in accordance with the directives of the Company. Employee shall comply with procedures and policies as established by the Company from time to time. Employee shall devote substantially all of Employee's business time and effort to the performance of Employee's duties to the Company. The execution of Employee's duties in a timely, consistent and prudent manner is vital to the successful operations of the Company. It is essential that Employee conduct the duties of this position with constant and watchful attention.

     3. Compensation

     Employee's base salary will be at an annual gross rate of $150,000 (the "Base Salary"). The Base Salary shall be payable in accordance with the Company's payroll practices, as in effect from time to time, and shall be subject to required federal, state and local taxes and withholdings. Employee may be entitled to annual consideration for a bonus based on Employee's and the Company's performance, such bonus, if any, shall be determined by the Company in its sole discretion.

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     4. Stock Option Grant,

     Following the execution of this Agreement and subject to the approval of the Board of Directors, the Company shall grant Employee an option (the "Option") to purchase 130,000 shares of the Company's Common Stock, subject to the terms and conditions in the Company's stock option plan and in the Company's stock option agreement.

     5. Expenses; Benefits.

          (a) The Company agrees to reimburse Employee, in accordance with the Company's policies, for reasonable expenses paid or incurred by Employee in connection with the performance of Employee's duties for the Company hereunder.

          (b) Employee shall be entitled to 20 days of vacation annually, which vacation shall accrue at a rate of 13.3 business hours per month, provided that the maximum vacation accrual Employee may have at any time shall be 38.3 days. The vacation year begins on Employee's anniversary date. No more than 10 vacation days may be carried forward from a given year to the next without the prior written consent of the HR Committee, and Employee may not receive cash in lieu of the days not taken.

          (c) Employee shall be entitled to participate in health, life, or disability insurance, and retirement, pension, or profit-sharing plans that may be instituted by the Company for the benefit of its mid-level management Employees generally, upon such terms contained therein.

     6. Termination.

          (a) Since Employee's employment is at-will employment, either Employee or the Company may terminate Employee's employment at any time for any reason or for no reason.

          (b) Upon the termination of Employee's employment for any reason, the parties shall have no further obligations, except that those obligations of Employee under Sections 8, 9 and 10, and the provisions of Sections 12 and 13 shall remain in effect and binding upon the parties.

     7. Effect of Termination.

          (a) The Company shall have no liability or obligation to Employee upon Employee's termination other than as specifically set forth in this Section 7.


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          (b) Upon the termination of Employee's employment, Employee shall be entitled to receive only such portion (if any) of the Base Salary as may have accrued but be unpaid on the date of termination, plus any accrued and unpaid vacation pay or other benefits which may be owing through the date of termination.

          (c) Upon the termination of Employee's employment for any reason, Employee shall immediately surrender to the Company all Company property in the possession, custody or control of Employee, including but not limited to any computer hardware, software, computer disks and/or data storage devices, notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information (as defined in Section 8 hereof), it being distinctly understood that all such writings, physical forms of expression and other things are exclusive property of the Company.

     8. Confidential Information and Inventions.

          (a) Employee recognizes and acknowledges that during the course of Employee's employment with the Company, Employee shall have access to Confidential Information. "Confidential Information" means all information or material not publicly know which relates to any of its products, services or any phase of its operations, business or financial affairs. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, flow charts, software completed or in various stages of development, source codes, object codes, research and development procedures, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections and Employee files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats and/or has an obligation to treat as confidential or designates as Confidential Information, whether or not owned or developed by the Company. (The term "Company," as used in this Section 8, means not only Athenahealth.com, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Athenahealth.com.)

          (b) Both during the Employment Period and at all times thereafter, all Confidential Information which Employee may now possess or


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access, may obtain during or after the Employment Period, or may create prior to the end of the Employment Period will be held confidential by Employee, and Employee will not (nor will Employee assist any other person to do so), directly or indirectly, (i) reveal, report, publish or disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (other than in the course of carrying out Employee's duties hereunder or as expressly authorized by the Company), (ii) render any services to any person, firm, corporation, association or other entity to whom any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed by or at the instance of Employee, or
(iii) use such Confidential Information except for the benefit of the Company and in the course of Employee's employment with the Company. The foregoing will not apply to the extent Employee is required to disclose any Confidential Information by applicable law or legal process so long as Employee promptly notifies the Company of such pending disclosure and consults with the Company prior to such disclosure concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.

          (c) Any Inventions (as defined below) in whole or in part conceived, made or reduced to practice by Employee (either solely or in conjunction with others) during or after the Employment Period that are made through the use of any of the Confidential Information or any of the Company's equipment, facilities, supplies, trade secrets or time, or that relate to the Company's business or the Company's actual or demonstrably anticipated research and development, or that result from any work performed by Employee for the Company will belong exclusively to the Company and will be deemed part of the Confidential Information for purposes of this Agreement, whether or not fixed in a tangible medium of expression. The term "Inventions," as used herein, means any ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including, but not limited to, devices, processes, drawings, works of authorship, computer programs, software, source codes, object codes, interfaces and networks (and all components of the foregoing), methods and formulas together with any improvements thereon or thereto, derivative works therefrom and know-how related thereto. The provisions of this section are not meant to apply to those inventions (1)that Employee creates without the use of any Confidential Information of the Company and/or without the use of any of the Company's resources, equipment, facilities, supplies, trades secrets or time,
(2) that do not relate to the Company's business and/or the Company's actual or demonstrably anticipated business, research or development, (3)that do not result from any Company work assigned to or performed by Employee or any other employee of the Company, and (4)that do not result from any work


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performed by Employee during the hours Employee is scheduled to work for the
Company or during the hours Employee is working for the Company.

          (i) Without limiting the foregoing, any such Inventions will be deemed to be "works made for hire" and the Company will be deemed to be the owner thereof, provided that in the event and to the extent such works are determined not to constitute "works made for hire" as a matter of law, Employee hereby irrevocably assigns and transfers to the Company all right, title and interest in and to any such Inventions, including but not limited to all related patents, copyrights and mask works and all applications therefor and filings and notification with respect thereto.

          (ii) Employee will keep and maintain adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all Inventions made by Employee during the Employment Period or thereafter (including but not limited to information relating to all Inventions which belong exclusively to the Company pursuant to the provisions of this Section 8(c)), which records will be available at all times to the Company and will remain the sole property of the Company. In the event that (A) any Invention is made, conceived of or reduced to practice by Employee, either solely or in conjunction with others, during the Employment Period, or (B) any Invention is made, conceived of or reduced to practice by Employee after the Employment Period which belongs exclusively to the Company pursuant to the provisions of this Section 8(c), Employee will promptly give notice and fully disclose in writing such Invention to the Chairman of the Board and the Board of Directors of the Company.

          (iii) Employee will assist the Company (at the Company's expense), either during or subsequent to the Employment Period, to obtain and enforce for the Company's benefit, patents, copyrights, and mask work protection in any country for any and all Inventions made by Employee, in whole or in part, the rights to which belong to or have been assigned to the Company pursuant to the provisions of Section 8(c) hereof. Employee agrees to execute all applications, assignments, instruments and papers and perform all acts as the Company or its counsel may deem necessary or desirable to obtain any patents, copyrights or mask work protection in such Inventions and otherwise to protect the interests of the Company therein. In the event the Company is unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee's agents and attorney-in-fact, to act for and in Employee's behalf and stead to execute and file any such document and to do all other lawfully


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permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other right or protections with the same force and effect as if executed and delivered by Employee.

          (d) All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information (including information relating to all Inventions which belong exclusively to the Company pursuant to the provisions of Section 8(c) above) made or compiled by Employee or made available to Employee during or after the Employment Period shall be the Company's property, shall be kept confidential in accordance with the provisions of this Section 8 and shall be delivered to the Company at any time upon request and upon the termination of Employee's employment.

     9. Covenant Against Competition.

     Employee covenants and agrees that:

          (a) During the Non-Compete Period (as hereinafter defined), Employee shall not, in any Geographic Area (as hereinafter defined): (i) engage in any business competitive with the Company Business (as hereinafter defined); (ii) render any services in any capacity to any person or entity engaged in any business competitive with the Company Business; or (iii) acquire an interest in any person or entity engaged in any business competitive with the Company Business as a partner, shareholder, director, officer, Employee, principal, manager, member, agent, trustee, consultant or in any other relationship or capacity, provided, however, Employee may own, directly or indirectly, solely as a passive investment, securities of any such entity which are traded on any national securities exchange if Employee (A) is not a controlling person of, or a member of a group which controls, such entity, and (B) does not, directly or indirectly, own 1% or more of any class of securities of such entity.

          (b) During the Non-Compete Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on behalf of himself or any other person or entity, solicit or encourage any Employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates, or hire any Employee who has left the employment of the Company or any of its Affiliates within one year of the termination of such Employee's employment with the Company or any of its Affiliates.

          (c) During any portion of the Non-Compete Period during which Employee is not employed by the Company, Employee shall not, in any Geographic Area, directly or indirectly (i) solicit or encourage any customer or client of the Company to engage the services of Employee or any person or


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entity (other than the Company) in which Employee is a partner, shareholder, director, officer, Employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity, or (ii) accept orders or business from, or agree to provide services to, any customer or client of the Company, on behalf of Employee or any person or entity (other than the Company) in which Employee is a partner, shareholder, director, officer, Employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity.

          (d) If any provision of Sections 8 or 9 is held to be unenforceable, it is the intention of the parties that the court making such determination shall modify such provision, so that the provision shall be enforceable to the greatest extent permitted under the law, and that such provision shall then be applicable in such modified form.

          (e) As used herein:

               (i) "Affiliate" shall mean any entity directly or indirectly controlling, controlled by, or under common control with the Company and any entity in which the Company is a general partner, member, manager or holder of greater than a 10% common equity, partnership or membership interest.

               (ii) "Company Business" shall mean the business of the Company at the time a violation of this Section 9 is alleged to occur or, if such alleged occurrence is after Employee's employment is terminated, the business of the Company at the time such employment terminates.

               (iii) "Geographic Area" shall mean the United States and Canada.

               (iv) "Non-Compete Period" shall mean the period during which Employee is employed by the Company and an additional period of one year following the termination of Employee's employment with the Company for any reason.

     10. Enforcement by Injunction.

     Employee acknowledges and agrees that the Company will be irreparably damaged if Employee fails to comply with the provisions of Sections 8 or 9. Accordingly, the Company shall be entitled to (i) an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) in case of any breach or threatened breach of Employee's covenants under Sections 8 or 9, (ii) damages in an amount equal to all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee (or any associated party


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deriving such benefits, including but not limited to any future employer of
Employee) as a result of any such breach of Employee's covenants under Sections 8 or 9, and (iii) indemnification against any other losses, damages, costs and expenses, including actual attorneys' fees and court costs, incurred by the Company in obtaining any damages and/or injunctive relief. Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which the Company may have for any breach or threatened breach of Sections 8 or 9 by Employee.

     11. Notices.

     Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, by facsimile or by receipted e-mail, addressed to the parties at the addresses set forth below their signatures hereto (or at such other address as any party may specify by notice to all other parties given as aforesaid).

     12. Arbitration.

     Any dispute or controversy arising under this Agreement or concerning Employee's employment with the Company (including, without limitation, any controversy as to the arbitrability of any dispute), including but not limited to any claims arising out of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and/or Massachusetts General Laws Chapter 151B, shall be settled exclusively by arbitration to be held in Boston, Massachusetts, before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect relating to the arbitration of employment disputes, provided, however, that any claims arising out of Sections 8, 9 and/or 10 of this Agreement may be resolved either through arbitration or through the court system. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties consent to the jurisdiction of the Massachusetts courts for that purpose.

     13. Miscellaneous.

          (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by all parties hereto.

          (b) No waiver of any breach or default hereunder shall be considered valid unless in writing signed by all parties hereto, and no such


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waiver shall be deemed a waiver of any subsequent breach or default of a similar nature.

          (c) If any provisions of this Agreement shall be held unenforceable, such unenforceability shall attach only to such provisions and shall not render unenforceable any other severable provisions of this Agreement, and this Agreement shall be carried out as if any such unenforceable provisions were not contained herein, unless the unenforceability of such provisions substantially impairs the benefits of the remaining portions of this Agreement.

          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed one original.

          (e) This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed and enforced in accordance with the internal laws of said Commonwealth.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JONATHAN BUSH                           ATHENAHEALTH.COM


/s/ Jonathan Bush                       By: /s/ Carl Byers
-------------------------------------       ------------------------------------
Employee signature                      Name: Carl Byers
                                        Title: CFO

Address: Illegible
         Illegible


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                 Agreement of Amendment to Employment Agreement

          This agreement of amendment is entered into as of February 26, 2002 and amends the terms of the "EMPLOYMENT AGREEMENT" entered between the Company and the undersigned Employee (the "Agreement"). Except as explicitly amended herein, the Agreement is confirmed; and, it shall remain in full force and effect under its terms as amended.

Whereas the Parties desire to amend the Agreement in certain respects as set forth below; now, therefore, in consideration of the obligations set forth below and for other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, the Parties hereby agree to amend the Agreement as follows:

1. The salary rate of the Employee will be increased effective July 1, 2002 to an annual rate of $200,000.

2. The Company will pay contingent bonuses to Employee in the form of cash bonuses and additional grants of options to purchase Company common stock, subject to the following conditions and upon the achievement by the Company of the following triggering events (each an "Event").

     a. All options under this Amendment will be granted under the terms of the Stock Option and Incentive Plan of the Company in effect at the time that the Company makes the grant and will be subject to the terms of the stock option agreement generally applied by the Company to non-qualified grant of bonus stock options to employees in effect at the time that the company makes the grant (except to the extent of the vesting schedule described below).

     b. The option exercise price under the grant will be the fair market value of the Company's common stock as of the time that the Company makes the grant as determined by the Board of Directors of the Company.

     c. All financial results that relate to an Event will be measured as shown on the books of the Company that are made and kept according to generally accepted accounting practices consistently applied and in the ordinary course of the Company's business. All sales results that relate to an Event will be measured for Fiscal Year 2002 as reported to the Board by the Company's Chief Financial Officer consistently with the Company's written policies for recognizing sales and employing criteria for recognition at least a rigorous as used to report sales figures to the Board before the date of this amendment.

     d. Event One occurs if and when the Company achieves positive net income for three consecutive months and simultaneously retains at least $10 million in cash or cash equivalents. Event Two occurs if and when in 2002 Company sales for 2002 exceed $16 million. Event Three occurs if and when in 2002 Company sales for 2002 exceed $21 million. Event Four occurs if and when in 2002 Company sales for 2002 exceed $25.2 million.

     e. Subject to the conditions above, Employee will receive the bonuses and bonus grants of stock options as follows, provided that the occurrence of the Events may occur in any order and are not cumulative except to the extent that Events Two, Three and Four are logically successive:

               Upon occurrence of Event One: option for 120,000 shares and $25,000.

               Upon occurrence of Event Two: option for 120,000 shares and $10,000.

               Upon occurrence of Event Three: option for 30,000 shares and $25,000.

               Upon occurrence of Event Four: option for 30,000 shares and $15,000.

3. If at the time of an option grant under this Amendment the Company provides a reverse vesting method for any options otherwise granted to its employees, then such grant will vest by such reverse vesting method. The right to purchase shares under each option, once granted, will vest in monthly amounts following the

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     vesting start date at a rate in the first three years of 1.66% per month of the total shares (rounded down to the nearest whole share) originally subject to the option and thereafter at a rate of the lesser of 3.33% per month of the total shares (rounded down to the nearest whole share) originally subject to the option or the remaining unvested shares subject to the option until no further unvested shares remain subject to the option. For purposes of calculating vesting only, and for no other purpose, the vesting start date for each option will be deemed to be January 1, 2001 such that upon the date of the grant (but not before), Employee will be deemed vested in the number of total shares originally subject to the option times the relevant percentage times the number of months elapsed between January 1, 2001 and the grant date, rounded down to the nearest whole month. Notwithstanding the foregoing, the use of a vesting start date that precedes the grant date is for purposes of calculating shares that are vested as of the grant date only and shall not create any right or interest, whether vested, unvested or otherwise, in any option or any share subject to any option that precedes that grant date of that option.

 4. Any unvested shares remaining under an option grant made under this Amendment will vest upon involuntary termination of the Employee's employment with the Company or upon his involuntary removal from his present office with the Company, unless such termination or removal is for cause as defined in the Company's then-current Nonqualified Stock Option Agreement, provided that, without limitation, no modification of Employee's job responsibilities and/or activities for the Company that is required for compliance with law or by principals of conflicts of interest shall be deemed involuntary termination or involuntary removal and provided further, without limitation, that termination or removal on account of mental or physical disability or infirmity will not be deemed involuntary termination or involuntary removal.

 5. The Employee will qualify for salary increases and bonuses under this amendment only if the Employee is employed in good standing by the Company and has otherwise performed his obligations to date under the Agreement at the date that the salary increase is to be effective or the Company achieves the relevant Event, respectively. Both the Company and the Employee agree that the Employee shall have no right or interest in all or any portion of any increase or bonus before the relevant salary increase date or Event. Notwithstanding any communication, representation or understanding of the parties to the contrary and notwithstanding the use of vesting start dates preceding a grant date for purposes of calculating shares vested as of that grant date, any and all salary increase or bonuses made under this Amendment are made only as an incentive to the performance of the Employee following the relevant salary increase date or Event and not as consideration for services preceding such date or Event.

Signed: athenahealth, Inc.
(the "Company")


By: /s/ Anil Sitole
    ---------------------------------
Position:
          ---------------------------


Signed: /s/ Jonathan Bush
        -----------------------------
        (the "Employee")